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                                                                  EXHIBIT 99.1

                                                       NEWS RELEASE

                   [LETTERHEAD OF INTERMEDIA COMMUNICATIONS]

                 INTERMEDIA AND SHARED TECHNOLOGIES FAIRCHILD
                          SIGN CASH MERGER AGREEMENT
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             TRANSACTION WOULD CREATE NATION'S SECOND LARGEST CLEC
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                    EXPECTED TO CLOSE IN FIRST QUARTER 1998

Tampa, Florida and Wethersfield, Connecticut (November 21, 1997) - Intermedia Communications (Nasdaq/NM: ICIX) and Shared Technologies Fairchild, Inc. ("Shared Technologies") Nasdaq/NM:STCH) today announced that they have signed a definitive merger agreement pursuant to which holders of Shared Technologies' common stock would receive $15.00 per share in cash upon consummation of the merger. In connection with the merger agreement, Intermedia was granted irrevocable stock options to purchase stock from various holders of Shared Technologies' stock which, together with common stock purchased from another shareholder of Shared Technologies, gives Intermedia control over approximately 52.8% of the outstanding common stock of Shared Technologies, calculated on a fully diluted basis.

        "The business that the board and management of Shared has built is a valuable asset, one whose potential is on the verge of realization. I believe this transaction is very timely," commented David C. Ruberg, Intermedia's Chairman, President, and Chief Executive Officer. "Though the process over the last several days has at times been awkward, I have nothing but appreciation for the efforts of Jeffrey Steiner and Dan Borislow, who have worked diligently with us to find the best resolution for all parties involved.

        "The combination of these two well positioned telecommunications companies creates maximum value for our stockholders and greatly enhances Intermedia's position in this dynamic industry," said Anthony D. Autorino, Chairman and Chief Executive Officer of Shared Technologies Fairchild, Incoporated.

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ICIX and Shared Technologies
       Sign Cash Merger Agreement
Page 2
November 21, 1997


        As part of the agreement, Intermedia agreed to commence promptly a cash tender for 4 million additional shares of Shared Technologies at $15 per share. Intermedia also agreed to purchase all of Shared Technologies' Series 1 Convertible Preferred Stock from a subsidiary of Fairchild Incorporated for a cash price equal to approximately $63 million. These securities are convertible into approximately 4.2 million shares of Shared Technologies common stock. Intermedia also agreed to lend Shared Technologies approximately $22 million to be used by Shared Technologies to redeem, at its redemption price, its outstanding Special Preferred Stock, owned by a subsidiary of Fairchild Incorporated.

        The total implied enterprise value for the transaction is an estimated $640 million, including an equity value of approximately $366 million on a fully diluted basis. In connection with the proposed transaction, intermedia paid $237 million to Tel-Save Holdings, Inc. ("Tel-Save") including approximately $174 million for the purchase of the Shared Technologies 12 1/4% subordinated discount notes plus accrued interest which were owned by Tel-Save, to terminate the merger and related agreements between Tel-Save and Shared Technologies, to amend the long distance agreement between Tel-Save and Shared Technologies in various respects to, among other things, make it terminable without penalty by either party after February 28, 1998. In addition intermedia settled the litigation brought by intermedia against Shared Technologies, its directors and Tel-Save.

        The merger agreement is expected to be consummated during the first quarter of Intermedia's 1998 fiscal year. Consummation of the merger agreement is subject to various customary conditions, including approval by Shared Technologies's shareholders and receipt of necessary regulatory approvals.

        Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a ful range of business internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

        Intermedia is headquartered in Tampa with sales offices in over 40 cities. Intermedia is on the World Wide Web at http://www.intermedia.com.
                                               -------------------------

        Headquartered in Wethersfield, Connecticut, Shared Technologies Fairchild Inc. is the nation's largest provider of shared telecommunications services and systems. Through its technical infrastructure and 800 employees, Shared Technologies Fairchild acts as a single point of contact for business telecommunications services at more than 465 buildings throughout the United States and Canada.

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